UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006

Centillium Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30649	94-3263530
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

215 Fourier Avenue
Fremont, California    94539
(Address of principal executive offices including zip code)

(510) 771-3700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Definitive Material Agreement.

On July 20, 2006, the Board of Directors (the "Board") of Centillium Communications, Inc. (the "Company") amended and restated the Company's 1997 Stock Plan to permit the granting of restricted stock units, along with the form of restricted stock unit agreement. The Board also approved a form of restricted stock agreement.

On July 20, 2006, the Compensation Committee of the Board approved and recommended to the Board, and the Board approved, awards of restricted shares of Common Stock to executive officers of the Company, as follows:

Name	Title	Number of Shares
Faraj Aalaei	Chief Executive Officer	45,000
J. Scott Kamsler	Vice President and Chief Financial Officer	16,800

Subject to any applicable change in control or other agreement, the restricted shares vest 25% on July 20, 2007 and vest 25% each year thereafter. If the officer ceases to be an employee of the Company, any remaining unvested shares may be reacquired by the Company for no consideration.

The Compensation Committee approved and recommended to the Board, and the Board also approved, the issuance of stock options to two executive officers of the Company, as follows:

Name	Title	Number of Shares
Faraj Aalaei	Chief Executive Officer	105,000
J. Scott Kamsler	Vice President and Chief Financial Officer	39,200

Subject to any applicable change in control or other agreement, the options vest as to 25% of the shares on July 20, 2007, and as to the remaining 75% of the shares thereafter in 36 successive equal monthly installments.

On July 20, 2006, the Compensation Committee also approved and recommended to the Board, and the Board adopted, the 2006 Executive Bonus Program, which provides for a plan year of January 1 through December 31. The program is designed to reward certain Company executives (serving in the positions of Vice President, Chief Financial Officer, Chief Technical Officer or Chief Executive Officer) for the achievement of stated business objectives. Bonus target amounts are based on a designated percentage of each eligible executive's base salary, as determined by the Chief Executive Officer ("CEO") and the Board. These percentages are 100% of base salary for the CEO, 50% for the Chief Financial Officer, and 30% to 35% for other eligible executives. Bonus amounts depend on Company-wide performance against the following items, and with the following weightings: 40% for achievement of annual revenue, 30% for achievement of annual net profit/loss, and 30% for achievement of key corporate initiatives approved by the Board. With respect to the annual revenue and profit/loss items, actual performance against specified target levels is assigned a percentage value ranging from zero (where the lowest target level is not met) to 125%. That value is multiplied by the respective item's weighting and the individual executive's bonus target amount, as described above, to determine the individual's payout with respect to that item. With respect to the specified corporate initiatives, performance that meets or exceeds the target result is valued at 100%, with no payout for an initiative whose target is not met.

Payments under the bonus program will be made annually, normally by March 15th of the year following the plan year. An executive who terminates employment with the Company before payment is made will not be eligible to receive any payment under the program. The CEO is responsible for the administration and interpretation of the program. The Company reserves the right to modify or eliminate all or any part(s) of the program at any time.

On July 20, 2006, the Compensation Committee also approved and recommended to the Board, and the Board approved, a 4% increase in the base salary of J. Scott Kamsler, the Company's Vice President and Chief Financial Officer, to an annual rate of $270,400.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

10.52	1997 Stock Plan, as amended and restated, together with form of Stock Unit Agreement and form of Restricted Stock Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Centillium Communications, Inc.

By:	/s/ J. Scott Kamsler

J. Scott Kamsler
Vice President and Chief Financial Officer

Dated: July 26, 2006

EXHIBIT INDEX
Exhibit Number	Description
10.52	1997 Stock Plan, as amended and restated, together with form of Stock Unit Agreement and form of Restricted Stock Agreement. (PDF format provided as a courtesy).